Exhibit 99.1

One Tellabs Center 1415 West Diehl Road Naperville, IL 60563 United States

NEWS RELEASE	FOR IMMEDIATE RELEASE July 27, 2009

Tellabs reports second-quarter 2009 revenue of $385 million

Growth products generate more than half of overall revenue in the quarter

Sequential revenue grows 7% and customer orders rise

Naperville, Ill. — Tellabs’ second-quarter 2009 revenue totaled $385 million, compared with $432 million in the second quarter of 2008. More than half of overall revenue came from growth products, including the Tellabs® 6300, 7100, 8600 and 8800 systems and professional services.

Tellabs earned $16 million or 4 cents per share on a GAAP (U.S. generally accepted accounting principles) basis, compared with $39 million or 10 cents per share in the year-ago quarter, which included a tax benefit of 9 cents per share.

On a non-GAAP basis, Tellabs earned $33 million or 8 cents per share, up 95% from $17 million or 4 cents per share in the year-ago quarter; this comparison also excludes a tax benefit of 9 cents per share in the year-ago quarter. Non-GAAP results exclude pretax charges of $16 million, which includes $6 million or 1.0 cent per share in equity-based compensation expense. Tellabs’ non-GAAP operating income was 10.5% of revenue in the second quarter of 2009, the highest since the third quarter of 2006.

GAAP gross profit margin was 43.5% in the second quarter of 2009, compared with 34.7% in the year-ago quarter. The company generated $64 million in cash from operations and added $58 million to its cash, cash equivalents and marketable securities, which rose to more than $1.2 billion.

“Tellabs’ focus on innovative growth products is helping our customers and our company succeed, as growth products generated more than half of our second-quarter revenue,” said Rob Pullen, Tellabs president and chief executive officer. “We continue to achieve solid gross profit margins, and our business appears to be stabilizing as customers placed the strongest orders in more than a year. But it’s too soon to predict a recovery.”

For the second quarter of 2009, Broadband segment revenue was $210 million, Transport segment revenue was $119 million and Services segment revenue was $56 million.

More detailed information, including non-GAAP reconciliation tables and year-over-year segment comparisons, can be found in the Results of Operations section of this news release.

Third-Quarter 2009 Guidance — The following statements are based on current expectations and involve risks and uncertainties, some of which are set forth below. Compared with the second quarter of 2009, Tellabs expects third-quarter revenue to be flat to up by a mid-single-digit percentage. Non-GAAP gross margin is expected to be 40%, plus or minus a point or two, as a result of product mix. Non-GAAP operating expense is expected to be flat to slightly down in the third quarter. Non-GAAP gross margin excludes about $0.8 million, and non-GAAP operating expense excludes about $3.6 million, in equity-based compensation expense.

Simultaneous Webcast and Teleconference Replay — Tellabs will host an investor teleconference at 7:30 a.m. Central Daylight Time today to discuss its second-quarter 2009 results and provide its outlook for the third quarter of 2009. Internet users can hear a simultaneous webcast of the teleconference at www.tellabs.com; click on the webcast icon. A taped replay of the call will be available beginning at approximately 10:30 a.m. Central Daylight Time today, until midnight Central Daylight Time on Wednesday, July 29, at 800-642-1687. (Outside the United States, call 706-645-9291.) When prompted, enter the Tellabs conference ID number: 18446210. A podcast of the call will be available at www.tellabs.com/news/feeds/ later today.

About Tellabs — Tellabs helps customers succeed through innovation. That’s why 41 of the top 50 global telecom service providers choose our mobile backhaul, optical networking and business services solutions. We help telecom service providers, independent operating companies, MSO/cable TV companies, enterprises and government agencies get ahead by adding revenue, reducing expenses and optimizing networks. With wireless and wireline networks in more than 90 countries, we enrich people’s lives by innovating the way the world connects™. Tellabs (Nasdaq: TLAB) is part of the NASDAQ Global Select Market, Ocean Tomo 300™ Patent Index, the S&P 500 and several corporate responsibility indexes including FTSE4Good and eight KLD indexes. www.tellabs.com

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Forward-Looking Statements — This news release, which includes the Results of Operations discussion that follows, contains forward-looking statements, including but not limited to the next-quarter 2009 guidance and cost savings information contained in this release, that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the competitive landscape, including pricing and margin pressures, the response of customers and competitors, industry consolidation, the introduction of new products, the entrance into new markets, the ability to secure necessary resources, the ability to realize anticipated savings under our cost-reduction initiatives, and overall negative economic conditions generally and disruptions in credit and capital markets, including specific impacts of these conditions on the telecommunications industry. In light of these factors investors are advised not to rely on forward-looking statements in deciding whether to buy, sell or hold the company’s securities. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.

MEDIA CONTACT: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Editor’s Note: The complete text of this release is available at www.tellabs.com/news/2009/2q09.pdf

Tellabs® and are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

TELLABS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Second Quarter		Six Months
In millions, except per-share data	7/3/09	6/27/08	7/3/09	6/27/08
Revenue
Products	$329.0	$372.2	$637.0	$780.2
Services	56.4	60.3	110.1	116.4

Total revenue	385.4	432.5	747.1	896.6

Cost of Revenue
Products	181.1	243.0	347.6	485.8
Services	36.8	39.3	72.2	82.7

Total cost of revenue	217.9	282.3	419.8	568.5

Gross Profit	167.5	150.2	327.3	328.1

Gross profit as a percentage of revenue	43.5%	34.7%	43.8%	36.6%

Gross profit as a percentage of revenue—products	45.0%	34.7%	45.4%	37.7%
Gross profit as a percentage of revenue—services	34.8%	34.8%	34.4%	29.0%

Operating Expenses
Research and development	66.3	78.6	135.8	159.3
Sales and marketing	40.9	43.2	83.3	86.6
General and administrative	25.7	25.2	52.1	51.3
Intangible asset amortization	6.0	5.6	12.0	11.2
Restructuring and other charges	4.1	5.4	10.8	14.1

Total operating expenses	143.0	158.0	294.0	322.5

Operating Earnings (Loss)	24.5	(7.8)	33.3	5.6

Operating earnings (loss) as a percentage of revenue	6.4%	-1.8%	4.5%	0.6%

Other Income
Interest income, net	5.7	10.5	10.9	20.4
Other income, net	0.5	1.7	—	2.3

Total other income	6.2	12.2	10.9	22.7

Earnings Before Income Tax	30.7	4.4	44.2	28.3
Income tax (expense) benefit	(15.0)	34.6	(22.0)	27.3

Net Earnings	$15.7	$39.0	$22.2	$55.6

Net Earnings Per Share
Basic	$0.04	$0.10	$0.06	$0.14

Diluted	$0.04	$0.10	$0.06	$0.14

Weighted Average Shares Outstanding
Basic	396.2	397.5	396.0	402.7

Diluted	397.6	398.5	397.2	403.6

TELLABS, INC.

CONSOLIDATED BALANCE SHEETS

	7/3/09	1/2/09
In millions, except share data	Unaudited
Assets
Current Assets
Cash and cash equivalents	$204.3	$376.1
Investments in marketable securities	1,038.4	776.0

Total cash, cash equivalents and marketable securities	1,242.7	1,152.1

Other marketable securities	195.3	179.1
Accounts receivable, net of allowances of $1.5 and $1.4	311.4	332.7
Inventories
Raw materials	27.6	34.2
Work in process	4.0	13.9
Finished goods	116.2	128.8

Total inventories	147.8	176.9
Income taxes	31.4	38.7
Miscellaneous receivables and other current assets	80.9	56.3

Total Current Assets	2,009.5	1,935.8

Property, Plant and Equipment
Land	21.1	21.1
Buildings and improvements	198.6	201.6
Equipment	406.6	420.0

Total property, plant and equipment	626.3	642.7
Accumulated depreciation	(363.9)	(364.4)

Property, plant and equipment, net	262.4	278.3
Goodwill	122.4	122.4
Intangible Assets, Net of Amortization	32.2	44.2
Other Assets	122.9	127.5

Total Assets	$2,549.4	$2,508.2

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$67.5	$84.1
Accrued compensation	58.8	60.7
Restructuring and other charges	14.4	17.7
Income taxes	66.9	73.0
Stock loan	195.3	179.1
Deferred revenue	43.5	34.6
Other accrued liabilities	103.0	91.4

Total Current Liabilities	549.4	540.6

Long-Term Restructuring Liabilities	9.0	13.3
Income Taxes	56.1	59.7
Other Long-Term Liabilities	51.2	48.1

Stockholders’ Equity
Preferred stock: authorized 5,000,000 shares of $0.01 par value;
no shares issued and outstanding	—	—
Common stock: authorized 1,000,000,000 shares of $0.01 par value;
496,457,303 and 495,757,314 shares issued	5.0	5.0
Additional paid-in capital	1,497.1	1,485.9
Treasury stock, at cost: 100,282,232 and 100,088,341 shares	(953.4)	(952.4)
Retained earnings	1,205.4	1,183.2
Accumulated other comprehensive income	129.6	124.8

Total Stockholders’ Equity	1,883.7	1,846.5

Total Liabilities and Stockholders’ Equity	$2,549.4	$2,508.2

TELLABS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months
In millions	7/3/09	6/27/08
Operating Activities
Net earnings	$22.2	$55.6
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	37.2	43.1
Loss on disposal of property, plant and equipment	0.4	0.7
Equity-based compensation	11.2	15.9
Deferred income taxes	11.7	(22.1)
Restructuring and other charges	10.8	14.1
Other-than-temporary impairment charges on investments	—	1.4
Net changes in assets and liabilities:
Accounts receivable	26.7	69.9
Inventories	34.7	(4.2)
Miscellaneous receivables and other current assets	5.9	2.9
Other assets	4.3	20.4
Accounts payable	(22.2)	(17.3)
Restructuring and other charges	(13.6)	(9.9)
Deferred revenue	8.9	11.5
Other accrued liabilities	(21.0)	(2.2)
Income taxes	(9.1)	(27.8)
Other long-term liabilities	(0.1)	(6.5)

Net Cash Provided by Operating Activities	108.0	145.5

Investing Activities
Capital expenditures	(14.1)	(17.8)
Proceeds on disposals of property, plant and equipment	0.3	0.1
Payments for purchases of investments	(719.6)	(688.7)
Proceeds from sales and maturities of investments	452.4	697.8

Net Cash Used for Investing Activities	(281.0)	(8.6)

Financing Activities
Proceeds from issuance of common stock under stock plans	—	0.4
Repurchase of common stock	(1.0)	(143.3)

Net Cash Used for Financing Activities	(1.0)	(142.9)

Effect of Exchange Rate Changes on Cash	2.2	1.6

Net Decrease in Cash and Cash Equivalents	(171.8)	(4.4)
Cash and Cash Equivalents - Beginning of Year	376.1	213.0

Cash and Cash Equivalents - End of Period	$204.3	$208.6

RESULTS OF OPERATIONS

For the second quarter of 2009, revenue was $385.4 million, compared with $432.5 million in the second quarter of 2008. For the first six months of 2009, revenue was $747.1 million, compared with $896.6 million in the comparable period of 2008. In both periods, revenue declined in all segments.

Consolidated gross profit margin in the second quarter of 2009 was 43.5%, up 8.8 percentage points from 34.7% in the second quarter of 2008. On a six-month basis, consolidated gross margin was 43.8%, up 7.2 percentage points from 36.6% in 2008. The increase in gross margin across both time periods is primarily the result of Broadband-segment mix shifts and profitability improvements.

Operating expenses in the second quarter of 2009, including $6.0 million in intangible asset amortization and $4.1 million in restructuring and other charges, were $143.0 million, down $15.0 million from $158.0 million in the second quarter of 2008. Excluding intangible asset amortization and restructuring and other charges, our operating expenses decreased by $14.1 million. On a six-month basis, operating expenses, including $12.0 million in intangible asset amortization and $10.8 million in restructuring and other charges, were $294.0 million, down $28.5 million, compared with the first six months of 2008. Excluding intangible asset amortization and restructuring and other charges, our operating expenses decreased by $26.0 million during the first six months of 2009.

The reduction in operating expenses across both periods came primarily in research and development costs and represents the company’s continuing efforts to improve profitability by aligning our costs with customer spending and market conditions.

Net earnings for the second quarter of 2009 were $15.7 million or $0.04 per share (basic and diluted) compared with $39.0 million or $0.10 per share (basic and diluted) in the same period of 2008. (In the second quarter of 2008, we had a tax benefit of $34.8 million or $0.09 per share [basic and diluted] related to the resolution of federal income tax audits for the years 2001 through 2005.) Net earnings for the first six months of 2009 were $22.2 million or $0.06 per share (basic and diluted) compared with $55.6 million or $0.14 per share (basic and diluted) for the first six months of 2008.

Revenue (in millions)

	Second Quarter			Six Months
	2009	2008	Change	2009	2008	Change
Products	$329.0	$372.2	(11.6%)	$637.0	$780.2	(18.4%)
Services	56.4	60.3	(6.5%)	110.1	116.4	(5.4%)

Total revenue	$385.4	$432.5	(10.9%)	$747.1	$896.6	(16.7%)

Overall product revenue decreased in both periods as increased revenue from data products was offset by lower revenue from other products. The improvement in data revenue was driven by increased customer demand and the acceptance from two customers for deployments. In the Services segment, the revenue decline primarily reflects a lower level of deployment services revenue, partially offset by an increase in professional services revenue.

On a geographic basis, revenue from customers in North America (United States and Canada) was $229.5 million in the second quarter of 2009, down 20.1% from the year ago quarter. On a six-month basis, North America revenue totaled $476.5 million, down 25.2% from the comparable period in 2008. Revenue from customers outside North America was $155.9 million in the second quarter of 2009, up 7.4% from the year ago quarter. For the first six-months of 2009, revenue from customers outside North America was $270.6 million in 2009, up 4.2% from a year ago.

Gross Margin

	Second Quarter			Six Months
	2009	2008	% Point Change	2009	2008	% Point Change
Products	45.0%	34.7%	10.3	45.4%	37.7%	7.7
Services	34.8%	34.8%	—	34.4%	29.0%	5.4
Consolidated	43.5%	34.7%	8.8	43.8%	36.6%	7.2

The improvement in products gross margin for both periods reflects more revenue from data products and profitability improvements to access products and optical networking products. The increase in services gross margin between the first six months of 2009 and the comparable period in 2008 reflects improved gross margins from deployment services.

Operating Expenses (in millions)

	Second Quarter			Percent of Revenue
	2009	2008	Change	2009	2008
Research and development	$66.3	$78.6	$(12.3)	17.2%	18.2%
Sales and marketing	40.9	43.2	(2.3)	10.6%	10.0%
General and administrative	25.7	25.2	0.5	6.7%	5.8%

Subtotal	132.9	147.0	(14.1)	34.5%	34.0%

Intangible asset amortization	6.0	5.6	0.4
Restructuring and other charges	4.1	5.4	(1.3)

Total operating expenses	$143.0	$158.0	$(15.0)

	Six Months			Percent of Revenue
	2009	2008	Change	2009	2008
Research and development	$135.8	$159.3	$(23.5)	18.2%	17.8%
Sales and marketing	83.3	86.6	(3.3)	11.1%	9.7%
General and administrative	52.1	51.3	0.8	7.0%	5.7%

Subtotal	271.2	297.2	(26.0)	36.3%	33.1%

Intangible asset amortization	12.0	11.2	0.8
Restructuring and other charges	10.8	14.1	(3.3)

Total operating expenses	$294.0	$322.5	$(28.5)

Decreased operating expenses in the second quarter and the first six months of 2009 reflect savings from previously announced cost-reduction programs. Restructuring and other charges of $4.1 million for the second quarter of 2009 and $10.8 million for the first six months of 2009 primarily reflect severance, facility- and asset-related charges.

Other Income (in millions)

	Second Quarter			Six Months
	2009	2008	Change	2009	2008	Change
Interest income, net	$5.7	$10.5	$(4.8)	$10.9	$20.4	$(9.5)
Other income, net	0.5	1.7	(1.2)	—	2.3	(2.3)

Total other income	$6.2	$12.2	$(6.0)	$10.9	$22.7	$(11.8)

Interest income, net, declined due to lower interest rates during the second quarter and the first six months of 2009, compared with the year-ago periods.

Income Taxes

We recorded income tax expense of $15.0 million for the second quarter and $22.0 million for the first six months of 2009, compared to income tax benefits of $34.6 million and $27.3 million for comparable periods in 2008.

The increase in income tax expense in 2009 reflects the absence of a $34.8 million benefit recorded in the second quarter of 2008 for the favorable resolution of income tax audits; an increase in earnings from foreign operations taxed at normal rates; and the absence of a tax benefit on domestic losses due to the valuation allowance maintained against our domestic deferred tax assets.

Segments

Segment Revenue (in millions)

	Second Quarter			Six Months
	2009	2008	Change	2009	2008	Change
Broadband	$210.2	$231.5	(9.2%)	$388.5	$433.6	(10.4%)
Transport	118.8	140.7	(15.6%)	248.5	346.6	(28.3%)
Services	56.4	60.3	(6.5%)	110.1	116.4	(5.4%)

Total revenue	$385.4	$432.5	(10.9%)	$747.1	$896.6	(16.7%)

Segment Profit* (in millions)

	Second Quarter			Six Months
	2009	2008	Change	2009	2008	Change
Broadband	$57.4	$23.1	148.5%	$91.7	$31.8	188.4%
Transport	26.3	30.8	(14.6%)	66.1	110.0	(39.9%)
Services	20.2	22.0	(8.2%)	39.2	35.7	9.8%

Total segment profit	$103.9	$75.9	36.9%	$197.0	$177.5	11.0%

*	We define segment profit as gross profit less research and development expenses. Segment profit excludes sales and marketing expenses, general and administrative expenses, the amortization of intangibles, restructuring and other charges, and the impact of equity-based compensation (which contains restricted stock and performance stock units granted after June 30, 2006, and stock options).

Broadband

Revenue

Revenue from the Broadband segment was $210.2 million in the second quarter of 2009, compared with $231.5 million in the prior-year quarter. For the first six months of 2009, Broadband segment revenue was $388.5 million, compared with $433.6 million in the first six months of 2008. In both periods, increased revenue from data products was offset by lower managed access and access revenue.

Data product revenue was $106.6 million in the second quarter of 2009, up 139.6% from $44.5 million in the second quarter of 2008 and up 69.2% from $63.0 million in the first quarter of 2009. The increase in data revenue between the first quarter of 2009 and the second quarter of 2009 is primarily attributable to customer acceptance of two data deployments and reflects equipment shipped in prior quarters. On a six-month basis, data revenue was $169.6 million, up 92.9% from $87.9 million in the comparable period of 2008. In both periods, revenue also benefited from the continuing rollout of our next-generation wireless backhaul solution in multiple geographies.

Managed access revenue was $35.1 million in the second quarter of 2009, compared with $83.4 million in the second quarter of 2008. For the first six months of 2009, managed access revenue totaled $86.3 million, compared with $142.2 million in the comparable period of 2008. Revenue from both the Tellabs® 8100 managed access system and the Tellabs® 6300 SDH transport system declined in both periods.

Access revenue will likely continue to decline year over year as several key customers transition to alternate network architectures. Access revenue was $68.5 million in the second quarter of 2009, compared with $103.6 million in the second quarter of 2008. For the first six months of 2009, access revenue totaled $132.6 million, compared with $203.5 million in the comparable period of 2008.

Segment Profit

Broadband segment profit was $57.4 million in the second quarter of 2009, up from $23.1 million in the second quarter of 2008. For the first six months of 2009, Broadband segment profit was $91.7 million, up from $31.8 million in the comparable period of 2008. The increase in segment profit for both time periods was primarily due to a higher level of data revenue, profitability improvements on access products, a lower level of access product revenue with lower profitability, and lower research and development costs.

Transport

Revenue

Revenue from the Transport segment was $118.8 million in the second quarter of 2009, compared with $140.7 million in the second quarter of 2008. For the first six months of 2009, Transport revenue was $248.5 million, compared with $346.6 million in the comparable period of 2008. Revenue from digital cross-connect and optical networking systems declined in both periods.

During the second quarter of 2009, approximately 23% of Tellabs® 5500 digital cross-connect product revenue came from new systems, system expansions and system upgrades, compared with 17% in the second quarter of 2008. The remaining balances consisted of port-card growth on the installed base.

Segment Profit

Transport segment profit was $26.3 million in the second quarter of 2009, compared with $30.8 million in the second quarter of 2008. Segment profit for the first six months of 2009 was $66.1 million, compared with $110.0 million for the first six months of 2008. The decrease for the quarter and the first six months of 2009 was primarily related to lower sales of cross-connect products.

Services

Revenue

Revenue from the Services segment was $56.4 million for the second quarter of 2009, compared with $60.3 million in the second quarter of 2008. On a six-month basis, revenue from the Services segment was $110.1 million in 2009, compared with $116.4 million in the first six months of 2008. The decline in both periods primarily reflects a lower level of deployment services revenue, partially offset by an increase in professional services revenue.

Segment Profit

Services segment profit was $20.2 million for the second quarter of 2009, compared with $22.0 million in the second quarter of 2008. For the first six months of 2009, Services segment profit was $39.2 million, compared with $35.7 million in the comparable period of 2008. The decrease for the second quarter of 2009 was due to lower deployment services revenue. On a six-month basis, improved gross margins for deployment services drove the increase in segment profit.

Financial Condition, Liquidity & Capital Resources

Our principal source of liquidity remained our cash, cash equivalents and marketable securities of $1,242.7 million as of July 3, 2009, which increased by $58.4 million during the quarter and $90.6 million since year-end 2008. The increase in cash, cash equivalents and marketable securities for the first six months of 2009 reflects $108.0 million in cash generated from operating activities, partially offset by cash used for capital expenditures.

The majority of our investments are backed by governments or government agencies. During the quarter, we added some high quality industrial corporate bonds to our investment portfolio. We believe that all our investments are highly liquid instruments. We may rebalance our portfolio from time to time, which may affect the duration, credit structure and future income of our investments.

During the second quarter of 2009, we repurchased 3,766 shares of our common stock at a cost of $19,000 under previously announced share repurchase programs. We provide no assurance that we will continue our repurchase activity and we may change our repurchase activity in the future. We cannot estimate the timing of any such change or the impact on our cash, cash equivalents and marketable securities.

Based on historical performance and current forecasts, we believe the company’s cash, cash equivalents and marketable securities will satisfy working capital needs, capital expenditures and other liquidity requirements related to existing operations for the next 12 months. Future available sources of working capital, including cash, cash equivalents, and marketable securities, cash generated from future operations, short-term or long-term financing, equity offerings or any combination of these sources, should allow us to meet our long-term liquidity needs. Our current policy is to use our liquidity, financial strength and stability to fund business operations, to expand business, potentially through acquisitions, or to repurchase our common stock.

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	Second Quarter 2009			Second Quarter 2008
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Revenue
Products	$329.0	$—	$329.0	$372.2	$—	$372.2
Services	56.4	—	56.4	60.3	—	60.3

Total revenue	385.4	—	385.4	432.5	—	432.5

Cost of Revenue
Products (a)	181.1	(0.5)	180.6	243.0	(0.6)	242.4
Services (a)	36.8	(0.6)	36.2	39.3	(1.0)	38.3

Total cost of revenue	217.9	(1.1)	216.8	282.3	(1.6)	280.7

Gross Profit	167.5	1.1	168.6	150.2	1.6	151.8

Gross profit as a percentage of revenue	43.5%	0.3%	43.7%	34.7%	0.4%	35.1%

Gross profit as a percentage of revenue—products	45.0%	0.2%	45.1%	34.7%	0.2%	34.9%
Gross profit as a percentage of revenue—services	34.8%	1.1%	35.8%	34.8%	1.7%	36.5%

Operating Expenses
Research and development (a)	66.3	(1.6)	64.7	78.6	(2.7)	75.9
Sales and marketing (a)	40.9	(1.2)	39.7	43.2	(1.5)	41.7
General and administrative (a)	25.7	(1.8)	23.9	25.2	(2.1)	23.1
Intangible asset amortization (b)	6.0	(6.0)	—	5.6	(5.6)	—
Restructuring and other charges (c)	4.1	(4.1)	—	5.4	(5.4)	—

Total operating expenses	143.0	(14.7)	128.3	158.0	(17.3)	140.7

Operating Earnings (Loss)	24.5	15.8	40.3	(7.8)	18.9	11.1

Operating earnings (loss) as a percentage of revenue	6.4%	4.1%	10.5%	-1.8%	4.4%	2.6%

Other Income
Interest income, net	5.7	—	5.7	10.5	—	10.5
Other income, net	0.5	—	0.5	1.7	—	1.7

Total other income	6.2	—	6.2	12.2	—	12.2

Earnings Before Income Tax	30.7	15.8	46.5	4.4	18.9	23.3
Income tax (expense) benefit (e)	(15.0)	1.3	(13.7)	34.6	(41.1)	(6.5)

Net Earnings	$15.7	$17.1	$32.8	$39.0	$(22.2)	$16.8

Net Earnings Per Share
Basic	$0.04	$0.04	$0.08	$0.10	$(0.06)	$0.04

Diluted	$0.04	$0.04	$0.08	$0.10	$(0.06)	$0.04

Weighted Average Shares Outstanding
Basic	396.2		396.2	397.5		397.5

Diluted	397.6		397.6	398.5		398.5

(1)	Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain charges, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate certain items of expenses and losses from cost of revenue, operating expenses, other income and expenses, and income taxes. Management believes that this presentation allows investors to better evaluate the current operational and financial performance of our business and facilitate comparisons to historical results of operations. Management uses these measures for reviewing our financial results and for business planning and performance. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	Six Months 2009			Six Months 2008
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Revenue
Products	$637.0	$—	$637.0	$780.2	$—	$780.2
Services	110.1	—	110.1	116.4	—	116.4

Total revenue	747.1	—	747.1	896.6	—	896.6

Cost of Revenue
Products (a)	347.6	(0.9)	346.7	485.8	(1.3)	484.5
Services (a)	72.2	(1.3)	70.9	82.7	(2.0)	80.7

Total cost of revenue	419.8	(2.2)	417.6	568.5	(3.3)	565.2

Gross Profit	327.3	2.2	329.5	328.1	3.3	331.4

Gross profit as a percentage of revenue	43.8%	0.3%	44.1%	36.6%	0.4%	37.0%

Gross profit as a percentage of revenue—products	45.4%	0.2%	45.6%	37.7%	0.2%	37.9%
Gross profit as a percentage of revenue—services	34.4%	1.2%	35.6%	29.0%	1.7%	30.7%

Operating Expenses
Research and development (a)	135.8	(3.3)	132.5	159.3	(5.4)	153.9
Sales and marketing (a)	83.3	(2.3)	81.0	86.6	(3.1)	83.5
General and administrative (a)	52.1	(3.3)	48.8	51.3	(4.1)	47.2
Intangible asset amortization (b)	12.0	(12.0)	—	11.2	(11.2)	—
Restructuring and other charges (c)	10.8	(10.8)	—	14.1	(14.1)	—

Total operating expenses	294.0	(31.7)	262.3	322.5	(37.9)	284.6

Operating Earnings	33.3	33.9	67.2	5.6	41.2	46.8

Operating earnings as a percentage of revenue	4.5%	4.5%	9.0%	0.6%	4.6%	5.2%

Other Income
Interest income, net	10.9	—	10.9	20.4	—	20.4
Other income, net (d)	—	—	—	2.3	0.3	2.6

Total other income	10.9	—	10.9	22.7	0.3	23.0

Earnings Before Income Tax	44.2	33.9	78.1	28.3	41.5	69.8
Income tax (expense) benefit (e)	(22.0)	(1.0)	(23.0)	27.3	(48.7)	(21.4)

Net Earnings	$22.2	$32.9	$55.1	$55.6	$(7.2)	$48.4

Net Earnings Per Share
Basic	$0.06	$0.08	$0.14	$0.14	$(0.02)	$0.12

Diluted	$0.06	$0.08	$0.14	$0.14	$(0.02)	$0.12

Weighted Average Shares Outstanding
Basic	396.0		396.0	402.7		402.7

Diluted	397.2		397.2	403.6		403.6

(1)	Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain charges, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate certain items of expenses and losses from cost of revenue, operating expenses, other income and expenses, and income taxes. Management believes that this presentation allows investors to better evaluate the current operational and financial performance of our business and facilitate comparisons to historical results of operations. Management uses these measures for reviewing our financial results and for business planning and performance. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

(a) The adjustments to cost of revenue, research and development, sales and marketing, and general and administrative expenses reflect equity-based compensation expense. We began to include equity-based compensation expense in our GAAP operating results in accordance with Statement of Financial Accounting Standards (SFAS) 123(R), Share-Based Payment in January 2006. Because of varying available valuation methodologies, subjective assumptions, and the variety of award types, which affect the calculations of equity-based compensation, we believe that the exclusion of equity-based compensation expense allows for more accurate comparisons of our operating results to our peer companies. In addition, we believe this non-cash GAAP measure is not indicative of our core operating performance.

(b) We exclude amortization of intangible assets resulting from acquisitions to evaluate our continuing operational performance. The amortization of purchased intangible assets associated with acquisitions results in our recording expense in our GAAP financial statements that were already expensed by the acquired company before the acquisition and for which we have not expended cash. We believe this GAAP measure is not indicative of our core operating performance. Accordingly, we analyze the performance of our operations without regard to such expenses.

(c) We exclude restructuring and other charges because we believe that they are not related directly to the underlying performance of our core business operations. Restructuring and other charges result from events that often occur outside of the ordinary course of continuing operations. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

(d) The $0.3 million adjustment to Other income, net in 2008 reflects a $0.6 million write-down of a long-term equity investment in a start-up technology company offset by a $0.3 million gain on a sale of a long-term equity investment in a start-up technology company. We exclude write-downs and gains on sales of long-term equity investments in partnerships and start-up technology companies because we believe that they are not related directly to the underlying performance of our working capital assets.

(e) We calculate a separate tax expense and effective tax rate for GAAP and for non-GAAP purposes. The tax adjustment reflects the difference between these computations, and takes into account the impact of (i) the effect on our global effective tax rate of adjusting pretax earnings in multiple jurisdictions at differing tax rates; and (ii) the valuation allowance maintained against our domestic defered tax assets, which is included in our GAAP expense but excluded from our non-GAAP expense. In addition, non-GAAP tax expense for 2008 has been restated to exclude a benefit of $34.8 million related to favorable audit settlements.